Exhibit 99.1

For Immediate Release	Contact Information
Friday, February 27, 2009	Investors: Roberto R. Thomae
(210) 496-5300 ext. 214, bthomae@txco.com
Media: Paul Hart
(210) 496-5300 ext. 264, pdhart@txco.com

TXCO Resources Announces A Covenant Violation

SAN ANTONIO – February 27, 2009 – TXCO Resources Inc. (Nasdaq:TXCO) today announced that on February 26, 2009, in connection with the preparation of its 2008 financial statements, the Company determined that it was in violation of the current ratio covenant (the “Current Ratio Covenant”) in its Amended and Restated Credit Agreement, dated April 2, 2007 and as further amended on July 25, 2007, and Amended and Restated Term Loan Agreement, dated July 25, 2007 (collectively, the “Credit Facilities”), each with Bank of Montreal, as lender and administrative agent, and the other lenders party thereto (collectively, the “Lenders”). The Company believes it is meeting all other covenant requirements under the Credit Facilities.

The Company is continuing discussions with the Lenders regarding a waiver of the Current Ratio Covenant and other arrangements whereby the Lenders would refrain from exercising their rights under the Credit Facilities as a result of the above default. There can be no assurance that the Company will be able to obtain a waiver of the Current Ratio Covenant or obtain other relief from the Lenders.

Under the terms of the Company’s Certificate of Designations, Preferences and Rights of Series D Convertible Preferred Stock and Certificate of Designations, Preferences and Rights of Series E Convertible Preferred Stock (collectively, the “Certificate of Designations”), the above default could result in the holders of the Company’s Series D and Series E Convertible Preferred Stock (collectively, the “Preferred Stock”) having a redemption right. However, under the terms of the Certificate of Designations, this redemption right is suspended until all of the Company’s obligations under the Credit Facilities have been satisfied.

The Company continues the strategic alternatives review announced earlier this month. Goldman, Sachs & Co. serves as TXCO’s financial advisor.

The foregoing summaries of the terms of the Credit Facilities and Certificate of Designations do not purport to be complete and are qualified in their entirety by reference to the complete text of the Credit Facilities and the Certificate of Designations.

Release of earnings will be postponed until filing of the Company’s 2008 Form 10-K with a conference call to follow.  Conference call details will be announced later.

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About TXCO Resources
TXCO Resources is an independent oil and gas enterprise with interests in the Maverick Basin, the onshore Gulf Coast region and the Marfa Basin of Texas, and the Midcontinent region of western Oklahoma. It has a consistent record of long-term growth in its proved oil and gas reserves, leasehold acreage position, production and cash flow through its established exploration and development programs. TXCO’s business strategy is to build shareholder value by acquiring undeveloped mineral interests and internally developing a multi-year drilling inventory through the use of advanced technologies, such as 3-D seismic and horizontal drilling. It accounts for its oil and gas operations under the successful efforts method of accounting and trades its common stock on Nasdaq’s Global Select Market under the symbol “TXCO.” Additional information, including recent regulatory filings and investor presentations, is available at the Company’s Web site, www.txco.com.

Forward-Looking Statements
Statements in this press release that are not historical, including statements regarding TXCO’s or management’s intentions, hopes, beliefs, expectations, representations, projections, estimations, plans or predictions of the future, are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements include those relating to waivers or other relief from TXCO lenders, estimated financial results, bank credit and working capital availability, expected prices, production volumes, well test results, reserve levels and number of drilling locations expected, drilling plans, including the timing, category, number, depth, cost and/or success of wells to be drilled, expected geological formations or the availability of specific services, equipment or technologies. It is important to note that actual results may differ materially from the results predicted in any such forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the costs and accidental risk inherent in exploring and developing new oil and natural gas reserves, the price for which such reserves can be sold, environmental concerns affecting the drilling of oil and natural gas wells, impairment of oil and gas properties due to depletion or other causes, the uncertainties inherent in estimating quantities of proved reserves and cash flows, as well as general market conditions, competition and pricing. TXCO undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. More information about potential factors that could affect TXCO’s operating and financial results is included in TXCO's annual report on Form 10-K for the year ended December 31, 2007, and its Form 10-Q for the quarter ended September 30, 2008. These reports and all previously filed documents are on file at the Securities and Exchange Commission and can be viewed on TXCO's Web site at www.txco.com. Copies are available from TXCO without charge.